Exhibit 5














                                   April 26, 1995



Board of Directors
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, CT  06817-0001


          Re:  Registration Statement on Form S-8
               for The Savings and Investment Program
               for Employees of Union Carbide Corporation and Participating Subsidiary Companies

Dear Sirs:

          Please refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission by Union Carbide Corporation (the "Corporation") relating to 6,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of the Corporation offered for sale pursuant to The Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies ("Plan").

          We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Corporation and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.




                                   8


Union Carbide Corporation         -2-              April 26, 1995



          In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the documents against each party thereto, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents.

          Based upon the foregoing, we are of the opinion that:

          1. The Corporation has been duly organized and is validly existing under the laws of the State of New York.

          2. The Plan has been duly adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation.

          3. The shares of Common Stock of the Corporation to which the Registration Statement relates have been duly authorized and reserved for issuance pursuant to the Plan and, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable.

          Our opinions expressed above are limited to the Business Corporation Law of the State of New York and our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

          We hereby consent to the filing of this opinion as an
Exhibit 5 to the Registration Statement and to the references to our name included in or made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the rules thereunder.


                                   Very truly yours,

                                   KELLEY DRYE & WARREN





                                   9